                                  EXHIBIT(h)


       PAGES 3 THROUGH 7 OF THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q
       -----------------------------------------------------------------

                     FOR THE QUARTER ENDED OCTOBER 4, 1997
                     -------------------------------------

PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

ESCALADE, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED)
(Dollars in Thousands)

                                                              October 4,        October 5,       December 28,
                                                              1997              1996             1996
ASSETS                                                        -----------------------------------------------
Current assets:
         Cash                                                 $    76           $   352          $ 1,319
         Receivables, less allowances of
         $1,002, $583 and $682                                 16,687            20,036           27,297
         Inventories                                           22,693            23,484           11,452
         Prepaid expense                                          402               246              222
         Deferred income tax benefit                            1,311             1,558            1,561
                                                              -------           -------          -------
TOTAL CURRENT ASSETS                                           41,169            45,676           41,851

Property, plant, and equipment                                 37,839            34,469           31,818
Accum. depr. and amortization                                 (26,939)          (24,084)         (21,609)
                                                              -------           -------          -------
                                                               10,900            10,385           10,209
Goodwill                                                        5,869               ---              ---
Other assets                                                    1,818             1,876            1,851
Deferred income tax benefit                                       519               632              519
                                                              -------           -------          -------
                                                              $60,275           $58,569          $54,430
                                                              =======           =======          =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
         Notes payable - bank                                 $ 6,075           $ 8,925          $ 3,875
         Current portion of long-term debt                      2,300             2,300            9,800
         Trade accounts payable                                 5,291             5,086            2,394
         Accrued liabilities                                   10,867             9,528           11,374
         Federal income tax payable                               929               573            1,099
                                                              -------           -------          -------
TOTAL CURRENT LIABILITIES                                      25,462            26,412           28,542

Other Liabilities:
         Long-term debt                                        12,200            14,400            5,500
         Deferred compensation                                  1,080             1,091            1,083
                                                              -------           -------          -------
                                                               13,280            15,491            6,583
Stockholders' equity:
         Preferred stock:
         Authorized 1,000,000 shares;
          no par value, none issued
         Common stock:
         Authorized 10,000,000 shares;
          no par value, Issued and
          outstanding - 3,130,613,
          3,102,827, and 3,084,449 at
          10-04-97, 10-05-96, and 12-28-96                      8,472             8,463            8,292
         Retained earnings                                     13,061             8,203           11,013
                                                              -------           -------          -------
                                                               21,533            16,666           19,305
                                                              -------           -------          -------
                                                              $60,275           $58,569          $54,430
                                                              =======           =======          =======


See notes to Consolidated Condensed Financial Statements.

ESCALADE, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENT OF INCOME (UNAUDITED)

(Dollars in Thousands, except per share amounts)

                                                        Three Months Ended                 Nine Months Ended
                                                     Oct. 4,           Oct. 5,          Oct. 4,           Oct. 5,
                                                     1997              1996             1997              1996
                                                     ------------------------------------------------------------

Net sales                                            $22,716           $23,142          $53,183           $58,097

Costs, expenses and other income:
         Cost of products sold                        14,845            15,891           36,694            40,835
         Selling, administrative and
         general expenses                              4,345             4,222           11,934            12,089
         Interest                                        378               355              849               959
         Amortization of Goodwill                         92               ---              125               ---
         Other income                                   (126)              (47)            (242)             (163)
                                                     --------          --------         --------          --------
                                                      19,534            20,421           49,360            53,720
                                                     --------          --------         --------          --------
INCOME BEFORE INCOME TAXES                             3,182             2,721            3,823             4,377

Provision for income taxes                             1,389             1,204            1,775             1,940
                                                     --------          --------         --------          --------

NET INCOME                                           $ 1,793           $ 1,517          $ 2,048           $ 2,437
                                                     ========          =======          ========          ========
Per share data:

NET INCOME                                           $   .57           $   .38          $   .66           $   .60
                                                     ========          =======          ========         ========


See notes to Consolidated Condensed Financial Statements.

ESCALADE, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)

(Dollars in Thousands)

                                                                                  Nine Months Ended

                                                                       Oct. 4, 1997              Oct. 5, 1996
Operating Activities:                                                  --------------------------------------

         Net Income                                                    $ 2,048                    $ 2,437

         Depreciation and amortization                                   2,020                      2,244

         Adjustments necessary to reconcile
         net income to net cash provided by
         operating activities                                            3,686                      2,311
                                                                       --------                   --------

         Net cash provided by
         operating activities                                            7,754                      6,992
                                                                       --------                   --------

Investing Activities:

         Purchase of 100% of the stock of
         Master Product Manufacturing, Inc.                             (9,118)                       ---
         Purchase of property and equipment                             (1,459)                    (1,405)
                                                                       --------                   --------
         Net cash (used) by investing activities                       (10,577)                    (1,405)
                                                                       --------                   --------

Financing Activities:

         Net inc.(dec.) in notes pay.- bank                              2,200                     (5,425)
         Net inc.(dec.) in long-term debt                                 (800)                     8,052
         Proceeds from exercise of stock options                           188                         28
         Purchase of Common Stock - Dutch Auction
          & Open Market                                                     (8)                    (9,137)
                                                                       --------                   --------

         Net cash provided (used) by
         financing activities                                            1,580                     (6,482)
                                                                       --------                   --------

(Decrease) in cash                                                      (1,243)                     ( 895)

Cash, beginning of period                                                1,319                      1,247
                                                                       --------                   --------

Cash, end of period                                                    $    76                   $    352
                                                                       ========                  =========



See notes to Consolidated Condensed Financial Statements.

ESCALADE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note A - Basis of Presentation
------------------------------

         In the opinion of the Company, the accompanying unaudited consolidated condensed financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the company as of October 4, 1997, October 5, 1996, and December 28, 1996 and the results of operations and changes in financial position for the nine months ended October 4, 1997 and October 5, 1996. The balance sheet at December 28, 1996 was derived from the audited balance sheet included in the 1996 annual report to shareholders.

Note B - Seasonal Aspects
-------------------------

         The results of operations for the nine month periods ended October 4, 1997 and October 5, 1996 are not necessarily indicative of the results to be expected for the full year.

Note C - Inventories (Dollars in Thousands)
-------------------------------------------

                                                     10-4-97           10-5-96          12-28-96
                                                     -------           -------          --------
                           Raw Materials             $ 5,854           $ 6,777          $ 3,660
                           Work In Process             4,030             3,491            2,710
                           Finished Goods             12,809            13,216            5,082
                                                     -------           -------          -------
                                                     $22,693           $23,484          $11,452
                                                     =======           =======          =======

Note D - Earnings Per Share
---------------------------

         Earnings per common and common equivalent shares are based on average shares outstanding. Dilutive effects of stock options on net income are not material. The number of shares used to calculate earnings per share for the nine months ended October 4, 1997 and October 5, 1996 was 3,103,777 and 4,076,670.

Note E - Income Taxes
---------------------

         The provision for income taxes was computed based on financial statement income.

Note F - Acquisition
---------------------

         On June 17, 1997, the Company's wholly-owned subsidiary, Martin Yale Industries, Inc. acquired 100% of the stock of Master Products Manufacturing Company, Inc., a California corporation, ("Master") for cash in the amount of $9,118,000. Master manufactures paper punches and catalog rack systems.

         The acquisition was accounted for as a purchase and the excess of cost over the fair value of net assets acquired was $5,994,000, which is being amortized over fifteen years on a straight-line method. The Company's consolidated results of operations include the operations of Master from June 17, 1997.

ESCALADE, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

         The following unaudited pro forma information shows the results of the Company's operations as though the purchase of Master had been made at January 1, 1996 (in thousands, except per share data):

                                                  Nine Months Ended

                                        Oct. 4, 1997              Oct. 5, 1996
                                       ---------------------------------------

         Net Sales                          $57,612                    $65,617

         Net Income                           2,251                      2,977

         Earnings Per Share                     .73                        .73


         The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchase actually been made at January 1, 1996, or the results which may occur in the future.